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                                                                    EXHIBIT 99.9

     CONSENT dated as of March 22, 2002 (this "Consent"), under the Competitive Advance and Revolving Credit Facility Agreement (Facility B) dated as of June 27, 1997, as amended by Agreement and First Amendment dated as of November 2, 1999, and the Agreement and Second Amendment dated as of November 14, 2000 (the "Credit Agreement"), among SERVICE CORPORATION INTERNATIONAL, a Texas corporation (the "Company"), the borrowing subsidiaries from time to time party thereto (the "Borrowing Subsidiaries"), the banks from time to time party thereto (the "Banks") and JPMORGAN CHASE BANK, a New York banking corporation formerly known as The Chase Manhattan Bank ("Chase"), as administrative agent (in such capacity, the "Administrative Agent") for the Banks.

     The Company has requested the Banks to consent to certain transactions that would otherwise violate Section 5.02(l) of the Credit Agreement and the undersigned Banks, constituting the Majority Banks (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in the Credit Agreement), have agreed to grant such consent on the terms and subject to the conditions set forth herein. Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Consent. The undersigned Banks agree that, notwithstanding the provisions of Section 5.02(l) of the Credit Agreement, the Company or its Subsidiaries may, at any time when no Default or Event of Default shall have occurred and be continuing, prepay, redeem, repurchase, defease or otherwise retire (collectively, "Retire", the word "Retirement" having a correlative meaning) Debt that by its terms becomes due after June 27, 2002, if (and only
if) (a) such Retirement is made with funds that have been obtained by the Company or its Subsidiaries other than through borrowings under the Credit Agreement and that are not at the time required for working capital or other purposes, (b) at the time of and after giving effect to such Retirement no borrowings shall be outstanding under the Credit Agreement and (c) after giving effect to such Retirement, (i) the aggregate amount expended to Retire Debt in reliance on this Consent will not exceed $250,000,000 and (ii) the aggregate amount expended to Retire Debt in reliance on this Consent that would otherwise have matured after December 31, 2004, will not exceed $50,000,000.

     SECTION 2. Reduction of Commitments. The parties hereto agree that the Total Commitment will be reduced by the principal amount of $100,000,000 effective on the date hereof.

     SECTION 3. Representations and Warranties. The Company represents and warrants to each other party hereto that on and as of the date of this Consent,
(a) the representations and warranties set forth in Article IV of the Credit Agreement are true and correct in all material respects, except to the extent such representations and warranties expressly relate to an earlier date, and (b) no Default or Event of Default has occurred and is continuing.

     SECTION 4. Consent Fees. In consideration of the consent contained herein, the Company agrees to pay to each Bank that returns an executed signature page of this Consent not later than 5:00 p.m., Houston time, on March 22, 2002 (or such later date and time as the Company and the Administrative Agent shall agree), through the Administrative Agent, a consent fee (a "Consent Fee") equal to $2,500; provided, that no Consent Fees shall be payable hereunder if this Consent shall not have been executed by Banks constituting the Majority Banks. The Consent Fees shall be payable in immediately available funds on March 22, 2002 (or such later date and time as the Company and the Administrative Agent shall agree). Once paid, the Consent Fees shall not be refundable.

     SECTION 5. Effect of Consent. Except as expressly set forth herein, this Consent shall not by implication or otherwise alter, modify, amend, constitute a waiver of or in any way affect the rights and remedies of the Banks or the Administrative Agent under, or any of the terms, conditions, obligations, covenants or agreements contained in, the Credit Agreement or any related document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Company to a consent to, or a waiver, consent, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any related document
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in similar or different circumstances. This Consent shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein.

     SECTION 6. Counterparts. This Consent may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Consent by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

     SECTION 7. Applicable Law. THIS CONSENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

     SECTION 8. Headings. The headings of this Consent are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed by their respective authorized officers as of the day and year first above written.

                                          JPMORGAN CHASE BANK, individually and
                                          as Administrative Agent

                                          --------------------------------------
                                          Name:
                                          Title:

                                          SERVICE CORPORATION INTERNATIONAL

                                          --------------------------------------
                                          Name:
                                          Title:

                                          Signature Page to Consent dated as of
                                          March   , 2002, to Service Corporation
                                          International Credit Agreement

Name of Lender:

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  By
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  Name:
  Title:

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